UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2012

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(e)  Compensatory Arrangements of Certain Officers.

In connection with Dr. Thomson’s separation from the Company, which occurred on October 11, 2012, the Company and Dr. Thomson entered into a General Release and Separation Agreement (the “Separation Agreement”) on October 27, 2012, the terms of which were specified by his employment letter agreement with the Company.  Pursuant to the Separation Agreement, the Company agreed to pay a lump-sum cash severance to Dr. Thomson in the amount of $1,159,666 and agreed to provide Dr. Thomson outplacement services.  In the Separation Agreement, Dr. Thomson provided the Company a general release and acknowledged his continuing obligations under certain restrictive covenants set forth in his employment letter agreement. The Separation Agreement provides for the acceleration of the vesting of stock options and RSUs previously granted to Dr. Thomson that would have vested within 12 months of the termination of Dr. Thomson’s employment with the Company. In connection with Dr. Thomson’s separation, the Company and Dr. Thomson also entered into a Consulting Services Agreement (“Consulting Agreement”) on October 27, 2012 whereby Dr. Thomson agreed to provide the Company with consulting services in exchange for a monthly consulting fee of $20,500 for a period of up to six months.

The Company will file the Separation Agreement and the Consulting Agreement as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2012.  The descriptions set forth in this Item 5.02 are a summary and are therefore qualified in their entirety by the complete text of the Separation Agreement and the Consulting Agreement when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: November 1, 2012	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary